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                                                                    EXHIBIT 3(a)


                            CERTIFICATE OF FORMATION
                                       OF
                          CEF EQUIPMENT HOLDING, L.L.C.

      This Certificate of Formation of CEF Equipment Holding, L.L.C., dated as of June 17th, 2002, has been duly executed and is being filed by William Malpica, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.).

1. The name of the limited liability company is CEF Equipment Holding, L.L.C. (the "LLC").

2. The address of the registered office of the LLC in the State of Delaware is 1209 Orange Street, Corporate Trust Center, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the LLC at such address is The Corporation Trust Company.

3. The name and address of the registered agent for service of process on the LLC in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801.

4. The period of duration of the LLC is perpetual unless otherwise dissolved in accordance with the Limited Liability Company Agreement of the LLC.

5.    This Certificate of Formation shall be effective as of its filing.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 17th day of June, 2002.

                                       By: /s/ William Malpica
                                          -----------------------------
                                           Name: William Malpica
                                           Title: Authorized Person